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Exhibit (a)(1)(i)

Offer to Purchase
by

Blue Bird Corporation

Up to $50 Million in Aggregate Value of Shares of its Common Stock
at a Cash Purchase Price of $28.00 per Share and
Shares of its Series A Convertible Preferred Stock
at a Cash Purchase Price of $241.69 per Share

        THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2018, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

        Blue Bird Corporation, a Delaware corporation (the "Company," "Blue Bird," "we," "us" or "our"), invites our stockholders to tender up to $50 million in aggregate value of shares of (i) our common stock, $0.0001 par value per share (the "Common Stock"), for purchase by us at a price of $28.00 per Share (the "Common Stock Offer Price"), and (ii) our 7.625% Series A Convertible Cumulative Preferred Stock, par value $0.0001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), for purchase by us at a price of $241.69 per Share, which is equal to the Common Stock Offer Price multiplied by 8.6318, which is the conversion rate to acquire shares of Common Stock set forth in the Company's Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock, rounded to the nearest one-ten-thousandth (such price, the "Preferred Stock Offer Price"), in each case, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer").

        Upon the terms and subject to the conditions of the Offer, we will purchase those shares of (i) Common Stock that are properly tendered and not properly withdrawn at the Common Stock Offer Price and (ii) Preferred Stock that are properly tendered and not properly withdrawn at the Preferred Stock Offer Price, each such price payable to the seller in cash, less any applicable withholding taxes and without interest (as applicable, the "Purchase Price"). Upon the terms and subject to the conditions of the Offer, if, Shares having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. However, we may not purchase all of the Shares tendered under certain circumstances, including if Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, and as a result of "Odd Lot" priority as described in this Offer. If Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, we will purchase a prorated amount of the Shares as described in this Offer. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) without extending the Offer. See Section 1.

        At a Purchase Price of $28.00 per share of Common Stock, we could purchase 1,785,714 shares of Common Stock if the Offer is fully subscribed (including shares of Common Stock acquired upon conversion of Preferred Stock tendered in the Offer), which would represent approximately 6.6% of the issued and outstanding shares of Common Stock as of September 12, 2018.

        THE OFFER IS CONDITIONED ON THE RECEIPT OF FINANCING AND ON CERTAIN OTHER CONDITIONS. SEE SECTION 6.

        The shares of Common Stock are listed and traded on the Nasdaq Global Market ("NASDAQ") under the trading symbol "BLBD." On September 13, 2018, the last full trading day prior to the commencement of the Offer, the last reported sale price of the shares of Common Stock was $23.25 per Share. Holders of Common Stock are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares of Common Stock. See Section 7. The shares of Preferred Stock are not listed or traded on an exchange.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE OFFER (THE "INFORMATION AGENT"), OR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

        OUR DIRECTORS AND EXECUTIVE OFFICERS ARE ENTITLED TO PARTICIPATE IN THE OFFER ON THE SAME BASIS AS ALL OTHER STOCKHOLDERS. WE DO NOT KNOW WHETHER OR TO WHAT EXTENT OUR DIRECTORS OR EXECUTIVE OFFICERS WILL PARTICIPATE IN THE OFFER. ANY DIRECTORS OR OFFICERS THAT CHOOSE TO TENDER SHARES IN THE OFFER WILL BE TREATED BY THE COMPANY IN THE SAME MANNER AS ALL OTHER TENDERING STOCKHOLDERS. SEE SECTION 11.

        THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

        If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks & Brokers Call: (212) 269-5550
All Others Call Toll-Free: (877) 896-3192
Email: BLBD@dfking.com

Offer to Purchase dated September 14, 2018

 IMPORTANT

        If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on Monday, October 15, 2018 (unless the Offer is extended):

  •
  if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

  •
  if you hold certificates of shares of Common Stock registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares of Common Stock and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust, the Depositary for the Offer;

  •
  if you are an institution participating in The Depository Trust Company, which we call the "Book-Entry Transfer Facility" in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

  •
  if you are a holder of the Company's (i) warrants to purchase its shares of Common Stock which were originally issued as part of units in Hennessy Capital Acquisition Corp.'s ("Hennessy Capital") initial public offering (the "Public Warrants") or (ii) warrants to purchase shares of Common Stock issued in connection with a private placement which occurred concurrently with Hennessy Capital's initial public offering (the "Placement Warrants", together with the Public Warrants, the "Warrants"), you may exercise your Warrants and tender any such shares of Common Stock issued upon exercise. You must exercise your Warrants sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. An exercise of a Warrant cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

  •
  if you are a holder of vested stock options, you may exercise your vested stock options and tender any of the shares of Common Stock issued upon exercise. You must exercise your vested stock options sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. An exercise of a vested stock option cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. This Offer will not result in the acceleration of vesting of any unvested stock options and if you are a holder of unvested stock options you may not tender the shares of Common Stock underlying such unvested stock options in this Offer;

  •
  if you are a holder of shares of Preferred Stock, you may either (i) complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, with any other documents required by the Letter of Transmittal, to the Depositary for the Offer, or (ii) convert your Preferred Stock into shares of Common Stock and tender any of the shares of Common Stock received upon conversion. If you decide to convert your Preferred Stock, you must convert your Preferred Stock sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. A conversion of Preferred Stock cannot be revoked, however, if shares of Common Stock received upon the conversion thereof and tendered in the Offer are not purchased in the Offer for any reason; or

  •
  if you are a holder of restricted stock units ("RSUs") or restricted stock ("RSAs", together with RSUs, "Restricted Stock"), you may only tender shares of Common Stock that you have acquired through vesting of Restricted Stock (or settlement of deferred Restricted Stock). This Offer will not result in the acceleration of vesting of any Restricted Stock.

        If you want to tender your Shares, but: (a) the certificates for your shares of Common Stock are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

        THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

i

 SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

        The issuer of the Shares, Blue Bird Corporation, a Delaware corporation, is offering to purchase the Shares. See Section 1.

What is the Company offering to purchase?

        We are offering to purchase up to $50 million in aggregate value of Shares. See Section 1.

What is the purpose of the Offer?

        As the Company strives to create shareholder value, we have determined to use up to $50 million of cash and borrowings to repurchase Shares in this Offer.

        We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the price of the shares of Common Stock.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

        If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will we purchase in the Offer?

        Upon the terms and subject to the conditions of the Offer, we will purchase up to $50 million in aggregate value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. If Shares having an aggregate value in excess of $50 million are properly tendered and not properly withdrawn, we will purchase a prorated amount of the Shares as described in this Offer. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date.

        As of September 12, 2018, we had 27,035,887 issued and outstanding shares of Common Stock and 93,000 issued and outstanding shares of Preferred Stock (convertible into 802,757 shares of Common Stock as of the date of this Offer). As of September 12, 2018, an aggregate of approximately 818,723 shares of Common Stock (including those shares of Common Stock subject to unvested Restricted Stock) remained available for future awards under the Blue Bird Corporation 2015 Omnibus Equity Incentive Plan (the "Omnibus Equity Incentive Plan"), further described in Section 11, and approximately 685,953 shares of Common Stock were subject to currently outstanding Warrants.

        At a Purchase Price of $28.00 per share of Common Stock, we could purchase 1,785,714 shares of Common Stock if the Offer is fully subscribed (including shares of Common Stock acquired upon conversion of Preferred Stock tendered in the Offer), which would represent approximately 6.6% of the issued and outstanding shares of Common Stock as of September 12, 2018.

        We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. See Section 1. The Offer is conditioned on the receipt of financing and on certain other conditions. See Section 6. In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may increase the number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

        We are conducting the Offer by means of a fixed-price tender offer. The Company is offering to purchase up to an aggregate of $50 million in value of (i) Common Stock at a purchase price of $28.00 per share and (ii) Preferred Stock at a purchase price of $241.69 per share, based on the number of Shares tendered, or, if fewer Shares are properly tendered, all Shares that are properly tendered and not properly withdrawn.

        If we purchase your Shares in the Offer, we will pay you the Purchase Price applicable to such Shares in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

        Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their Shares. See Section 7.

How will we pay for the Shares?

        The maximum value of Shares purchased in the Offer will be $50 million. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $50 million. We intend to pay for the Shares with a combination of existing cash resources and additional term loan borrowings (the "Incremental Term Loan") under the Credit Agreement, dated as of December 12, 2016 (as amended by that certain First Amendment, dated as of September 13, 2018, by and among the Company, the Borrower (as defined below), Bank of Montreal, as Administrative Agent and the Lenders (as defined below) party thereto (the "First Amendment"), the "Amended Credit Agreement"), by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower (the "Borrower"), and Bank of Montreal, as Administrative Agent and an Issuing Bank, Fifth Third Bank, as Co-Syndication Agent and an Issuing Bank and Regions Bank, as Co-Syndication Agent, and certain other financial institutions from time to time party thereto (the "Lenders"). The First Amendment provides for an aggregate lender commitment of $50 million in respect of the Incremental Term Loan which commitment will remain outstanding through October 31, 2018. The Offer is subject to the consummation of the funding of the Incremental Term Loan contemplated by the First Amendment which provides for, among other things, the increase in size of (i) the Initial Term Facility (as defined in Section 8) by $50 million in the form of the Incremental Term Loan and (ii) the commitments in respect of the Initial Revolving Facility (as defined in Section 8) by $25 million. See Section 8.

How long do I have to tender my Shares?

        You may tender your Shares until the Offer expires on the Expiration Date. The Offer will expire 5:00 P.M., New York City time, on Monday, October 15, 2018, unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

        Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

        Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 6.

How will I be notified if you extend the Offer or amend the terms of the Offer?

        If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Offer on Schedule TO-I describing the amendment. See Section 14.

Are there any conditions to the Offer?

        Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:

  •
  the consummation of the funding of the Incremental Term Loan contemplated by the First Amendment which provides for, among other things, the increase in size of (i) the Initial Term Facility (as defined in Section 8) by $50 million in the form of the Incremental Term Loan and (ii) the commitments in respect of the Initial Revolving Facility (as defined in Section 8) by $25 million;

  •
  no legal action shall have been threatened, pending or taken that might, in our reasonable judgment, adversely affect the Offer;

  •
  no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

  •
  no decrease of more than 10% in the market price of the shares of Common Stock or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies measured from the close of trading on September 13, 2018, the last full trading day prior to the commencement of the Offer, shall have occurred;

  •
  no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after September 14, 2018 nor shall any material escalation of any war or armed hostilities which had commenced prior to September 14, 2018 have occurred;

  •
  no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

  •
  no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the shares of Common Stock shall have occurred;

  •
  no change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

  •
  no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

  •
  no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall have been obtained on terms satisfactory to us in our reasonable discretion; and

  •
  we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the shares of Common Stock either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the NASDAQ or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        For a more detailed discussion of these and other conditions to the Offer, please see Section 6.

How do I tender my Shares?

        If you want to tender all or part of your Shares, you must do one of the following by 5:00 P.M., New York City time, on Monday, October 15, 2018, or any later time and date to which the Offer may be extended:

  •
  If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

  •
  If you hold certificates for shares of Common Stock registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares of Common Stock and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

  •
  If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3;

  •
  If you are a holder of Warrants, you may exercise your Warrants and tender any of the shares of Common Stock issued upon exercise. You must exercise your Warrants sufficiently in advance of the Expiration Date to receive such shares in order to tender them in the Offer. An exercise of a Warrant cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

  •
  If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the shares of Common Stock issued upon exercise. You must exercise your vested stock options sufficiently in advance of the Expiration Date to receive such shares in order to tender them in the Offer. An exercise of a vested stock option cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. This Offer will not result in the acceleration of vesting of any unvested stock options and if you are a holder of unvested stock options you may not tender the shares of Common Stock underlying such unvested stock options in this Offer;

  •
  If you are a holder of shares of Preferred Stock, you may either (i) complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, with any other documents required by the Letter of Transmittal, to the Depositary for the Offer, or (ii) convert your shares of Preferred Stock into shares of Common Stock and tender any of the shares of Common Stock received upon conversion. If you decide to convert your shares of Preferred Stock, you must convert your shares of Preferred Stock sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. A conversion of shares of Preferred Stock cannot be revoked, however, if shares of Common Stock received upon the conversion thereof and tendered in the Offer are not purchased in the Offer for any reason; or

  •
  if you are a holder of Restricted Stock, you may only tender shares of Common Stock that you have acquired through vesting of Restricted Stock (or settlement of deferred Restricted Stock). This Offer will not result in the acceleration of vesting of any Restricted Stock.

        If you want to tender your Shares, but: (a) the certificates for your shares of Common Stock are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

        We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

        You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

        Yes. You may withdraw any Shares you have tendered at any time prior to 5:00 P.M., New York City time, on Monday, October 15, 2018, or any later Expiration Date, if the Offer is extended. If after one minute after 11:59 P.M., New York City time, on November 9, 2018., we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

        To properly withdraw Shares, you must deliver on a timely basis, prior to the expiration of the Offer as described in the previous paragraph, a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the class and number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for shares of Common Stock to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

        We will purchase Shares on the following basis:

  •
  first, we will purchase all Odd Lots (as defined in Section 1) of less than 100 shares of Common Stock at the Common Stock Offer Price from shareholders who properly tender all of their shares of Common Stock and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference); and

  •
  second, after purchasing all Odd Lots that were properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn until an aggregate value of $50 million of Shares, and if Shares with value in excess of $50 million are properly tendered and not properly withdrawn, on a pro rata basis (accounting for shares of Preferred Stock on an as if converted into Common Stock basis) with appropriate adjustment to avoid purchases of fractional Shares.

        Therefore, we may not purchase all of the Shares that you tender. See Section 1.

If I own fewer than 100 shares of Common Stock and I tender all of my shares of Common Stock, will I be subject to proration?

        If you are a holder of Common Stock and you own, beneficially or of record, fewer than 100 shares of Common Stock in the aggregate, you properly tender all of these shares of Common Stock and do not properly withdraw them before the Expiration Date, and you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your shares of Common Stock without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors adopted a position on the Offer?

        Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. We cannot predict how Common Stock will trade after the Expiration Date, and it is possible that the price of the shares of Common Stock will trade above the Common Stock Offer Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Do the Company's directors or executive officers intend to tender their shares in the Offer?

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. We do not know whether or to what extent our directors or executive officers will participate in the Offer. Any director or officer that chooses to tender shares of Common Stock in the Offer will be treated by the Company in the same manner as all other tendering stockholders. See Section 11.

        Our directors and executive officers may, subject to applicable law and applicable policies of the Company, sell their shares of the Common Stock from time to time in open-market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. If no such transactions by our directors or executive officers occur, the beneficial ownership of our directors and executive officers will increase as a percentage of our outstanding shares of Common Stock following the consummation of the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

        Stockholders who decide not to tender will own a greater percentage interest in the outstanding shares of Common Stock following the consummation of the Offer. See Section 2.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

        Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date of the Offer, we may make stock repurchases from time to time on the open market and/or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares of Common Stock, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer.

Following the Offer, will you continue as a public company?

        Yes. We believe that the shares of Common Stock will continue to be authorized for quotation on the NASDAQ and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

        We will pay the applicable Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of Warrants, how do I participate in the Offer?

        We are not offering, as part of the Offer, to purchase any outstanding Warrants, and tenders of Warrants will not be accepted. If you are a holder of Warrants, you may exercise your Warrants and tender any shares of Common Stock issued upon such exercise. You must exercise your Warrants sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender. An exercise of a Warrant cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If I am a holder of vested stock options, how do I participate in the Offer?

        If you are a holder of vested stock options, you may exercise your vested stock options and tender any shares of Common Stock issued upon such exercise. You must exercise your vested stock options sufficiently in advance of the Expiration Date to receive such shares in order to tender. An exercise of a stock option cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. This Offer will not result in the acceleration of vesting of any unvested stock options and if you are a holder of unvested stock options you may not tender the shares of Common Stock underlying such unvested stock options in this Offer.

If I am a holder of Preferred Stock, how do I participate in the Offer?

        If you are a holder of shares of Preferred Stock, you may either (i) complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary for the Offer, or (ii) convert your shares of Preferred Stock into shares of Common Stock and tender any of the shares of Common Stock received upon conversion. If you decide to convert your shares of Preferred Stock, you must convert your shares of Preferred Stock sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. A conversion of shares of Preferred Stock cannot be revoked, however, if shares of Common Stock received upon the conversion thereof and tendered in the Offer are not purchased in the Offer for any reason.

If I am a holder of Restricted Stock, how do I participate in the Offer?

        We are not offering to purchase as part of the offer unvested or deferred Restricted Stock and tenders of such equity awards will not be accepted. See Section 3. This Offer will not result in the acceleration of vesting of any Restricted Stock.

What is the recent market price of my shares of Common Stock?

        On September 13, 2018, the last full trading day before the commencement of the Offer, the last reported sale price of the shares of Common Stock on the NASDAQ was $23.25 per Share. You are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender your Shares. See Section 7. The shares of Preferred Stock are not listed or traded on an exchange.

Will I have to pay brokerage commissions if I tender my Shares?

        If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

        If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then stock transfer taxes may apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

        Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the shares of Common Stock you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares of Common Stock will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure. The United States federal income and other tax consequences to holders or beneficial owners of shares of Preferred Stock participating in the Offer with respect to such shares of Preferred Stock are not discussed herein, and such holders are strongly encouraged to consult their own tax advisors regarding such tax consequences.

Who should I contact with questions about the Offer?

        The Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. The Information Agent's contact information is set forth below.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks & Brokers Call: (212) 269-5550
All Others Call Toll-Free: (877) 896-3192
Email: BLBD@dfking.com

 FORWARD-LOOKING STATEMENTS

        This Offer to Purchase, Letter of Transmittal and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management's belief and assumptions about us, our future performance and our business. Except as otherwise indicated by the context, references in this Offer to Purchase, Letter of Transmittal and the related documents to "we," "us" and "our" are to the consolidated business of the Company. All statements in this Offer to Purchase, Letter of Transmittal and the related documents, including those made by the management of the Company, other than statements of historical fact, are forward-looking statements. These forward-looking statements are based on management's estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as "may," "will," "should," "could," "would," "expect," "plan," "estimate," "project," "forecast," "seek," "target," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, or other comparable terminology. Examples of forward-looking statements include statements regarding the Company's future financial results, research and development results, regulatory approvals, operating results, business strategies, projected costs, products, competitive positions, management's plans and objectives for future operations, and industry trends. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

  •
  our ability to complete the Offer;

  •
  the price and time at which we may make any additional Share repurchases following completion of the Offer and the number of Shares acquired in such repurchases; and

  •
  changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

        These forward-looking statements are based on information available as of the date of this Offer to Purchase (or, in the case of forward-looking statements incorporated herein by reference, as of the date of the applicable filed document), and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different than those expressed or implied by these forward-looking statements.

        Any expectations based on these forward-looking statements are subject to risks and uncertainties and other important factors, including those discussed in the reports we file with the SEC, specifically the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 2017 Form 10-K, filed with the SEC on December 8, 2017 (the "2017 10-K") and the Company's Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2018 (the "June 2018 10-Q"). Other risks and uncertainties are and will be disclosed in the Company's prior and future SEC filings. The following information should be read in conjunction with the financial statements included in the Company's 2017 10-K and the June 2018 10-Q.

 INTRODUCTION

To the holders of shares of our Common Stock and Preferred Stock:

        We invite our stockholders to tender up to $50 million in aggregate value of shares of (i) our Common Stock, for purchase by us at a price of $28.00 per Share (the "Common Stock Offer Price"), and (ii) our Preferred Stock for purchase by us at a price per share of $241.69, which is equal to the Common Stock Offer Price multiplied by 8.6318, which is the conversion rate to acquire shares of Common Stock set forth in the Company's Certificate of Designations, Preferences, Rights and Limitations of the Preferred Stock, rounded to the nearest one-ten-thousandth (such price, the "Preferred Stock Offer Price"), in each case, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the "Offer".

        Upon the terms and subject to the conditions of the Offer, we will purchase those shares of (i) Common Stock that are properly tendered and not properly withdrawn at the Common Stock Offer Price and (ii) Preferred Stock that are properly tendered and not properly withdrawn at the Preferred Stock Offer Price, such price payable to the seller in cash, less any applicable withholding taxes and without interest (as applicable, the "Purchase Price").

        We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered because of proration (due to Shares having an aggregate value greater than the value we seek being properly tendered) and "Odd Lot" priority as described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, Shares having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Shares not purchased in the Offer, and Shares not purchased because of proration, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

        We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the aggregate value of Shares sought in the Offer, subject to applicable law. We may increase the aggregate value of Shares sought in the Offer to an amount greater than $50 million, subject to applicable law. See Section 1.

        We are not offering, as part of the Offer, to purchase any outstanding Warrants, and tenders of Warrants will not be accepted. If you are a holder of Warrants, you may exercise your Warrants and tender any of the shares of Common Stock issued upon exercise. You must exercise your Warrants sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender. An exercise of a Warrant cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you are a holder of vested stock options, you may exercise your vested stock options and tender any of the shares of Common Stock issued upon exercise. You must exercise your vested stock options sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender. An exercise of a vested stock option cannot be revoked, however, if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you are a holder of shares of Preferred Stock, you may either (i) complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary for the Offer, or (ii) convert your shares of Preferred Stock into shares of Common Stock and tender any of the shares of Common Stock received upon conversion. If you decide to convert your shares of Preferred Stock, you must convert your shares of Preferred Stock sufficiently in advance of the Expiration Date to receive your shares of Common Stock in order to tender them in the Offer. A conversion of shares of

Preferred Stock cannot be revoked, however, if shares of Common Stock received upon the conversion thereof and tendered in the Offer are not purchased in the Offer for any reason.

        We are not offering to purchase, as part of the Offer, unvested or deferred Restricted Stock and tenders of such equity awards will not be accepted. If you are a holder of Restricted Stock, you may only tender shares of Common Stock that you have acquired through vesting of Restricted Stock (or settlement of deferred Restricted Stock). This Offer will not result in the acceleration of vesting of any Restricted Stock.

        THE OFFER IS CONDITIONED ON THE RECEIPT OF FINANCING AND ON CERTAIN OTHER CONDITIONS. SEE SECTION 6.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.

        As of September 12, 2018, we had 27,035,887 issued and outstanding shares of Common Stock and 93,000 issued and outstanding shares of Preferred Stock (convertible into 802,757 shares of Common Stock as of the date of this Offer). As of September 12, 2018, an aggregate of approximately 818,723 shares of Common Stock (including those shares of Common Stock subject to unvested Restricted Stock) remained available for future awards under the Omnibus Equity Incentive Plan, further described in Section 11, and approximately 685,953 Shares were subject to currently outstanding Warrants. On May 28, 2015, the stockholders approved the Omnibus Equity Incentive Plan. Under the Omnibus Equity Incentive Plan, the maximum number of shares of Common Stock initially available for awards was 3.7 million shares of Common Stock and an indeterminable number of additional shares of Common Stock issuable under the Omnibus Equity Incentive Plan, as such amount may be adjusted as a result of stock splits, stock dividends, recapitalizations, anti-dilution provisions and similar transactions.

        At a Purchase Price of $28.00 per Share, we could purchase 1,785,714 shares of Common Stock if the Offer is fully subscribed (including shares of Common Stock issued to holders of Preferred Stock which tendered in the Offer), which would represent approximately 6.6% of the issued and outstanding shares of Common Stock as of September 12, 2018. The shares of Common Stock are listed and traded on the NASDAQ under the symbol "BLBD." On September 13, 2018, the last full trading day prior to the commencement of the Offer, the last reported sale price of the shares of Common Stock was $23.25 per Share. Holders of Common Stock are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares of Common Stock. See Section 7 and Section 11.

        Our principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia 31210, and our phone number is (478) 822-2801.

 THE OFFER

1.  Number of Shares; Proration.

        Upon the terms and subject to the conditions of the Offer, we will purchase up to $50 million in aggregate value of the Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at the applicable Purchase Price. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate value of less than $50 million are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

        The term "Expiration Date" means 5:00 P.M., New York City time, on Monday, October 15, 2018, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

        We do not expect to announce the final results of any proration and begin paying for tendered Shares until after the Expiration Date. We will only purchase Shares properly tendered and not properly withdrawn. We may not purchase all of the Shares tendered if Shares representing more than $50 million (or such greater number of Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, because of proration and the "Odd Lot" priority as described in this Offer. We will return all Shares tendered and not purchased pursuant to the Offer, and Shares not purchased because of proration, to the tendering stockholders at our expense, promptly following the Expiration Date.

        By following the Instructions to the Letter of Transmittal, stockholders can specify how many Shares they wish to tender into the Offer.

        We expressly reserve the right, in our sole discretion, to change the applicable Purchase Price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer to an amount greater than $50 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) without extending the Offer. However, if we purchase an additional number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer in excess of 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis), we will amend and extend the Offer to the extent required by applicable law. See Section 14.

        In the event of an over-subscription of the Offer as described below, Shares tendered prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.

        THE OFFER IS CONDITIONED ON THE RECEIPT OF FINANCING AND ON CERTAIN OTHER CONDITIONS. SEE SECTION 6.

        Priority of Purchases.    On the terms and subject to the conditions of the Offer, if, Shares having an aggregate value in excess of $50 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

  •
  first, we will purchase all Odd Lots of less than 100 shares of Common Stock at the Common Stock Offer Price from shareholders who properly tender all of their shares of Common Stock and who do not properly withdraw them before the Expiration Date (tenders of less than all of the shares of Common Stock owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference); and

  •
  second, after purchasing all Odd Lots that were properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn until an aggregate value of $50 million of Shares have been purchased, and if Shares with value in excess of $50 million are properly tendered and not properly withdrawn, we will purchase an aggregate value of $50 million of Shares on a pro rata basis (accounting for shares of Preferred Stock on an as if converted basis) with appropriate adjustment to avoid purchases of fractional Shares.

        As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased even though those Shares were validly tendered and not validly withdrawn.

        As we noted above, we may elect to purchase more than $50 million in aggregate value of Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.

        Odd Lots.    The term "Odd Lots" means all shares of Common Stock tendered by any holder of Common Stock (an "Odd Lot Holder") who owned beneficially or of record an aggregate of fewer than 100 shares of Common Stock and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more shares of Common Stock, even if such holders have separate accounts or certificates representing fewer than 100 shares of Common Stock. Odd Lots will be accepted for payment at the same time as other tendered Shares.

        Proration.    If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares (accounting for shares of Preferred Stock on an as if converted to shares of Common Stock basis) properly tendered and not properly withdrawn by such stockholder to the total number of Shares (accounting for shares of Preferred Stock on an as if converted to shares of Common Stock basis) properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders), subject to adjustment to avoid the purchase of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain such information from their brokers.

        As described in Section 13, the number of shares of Common Stock that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder's decision whether to tender shares of Common Stock. The United States federal income and other tax consequences to holders or beneficial owners of shares of Preferred Stock participating in the Offer with respect to such shares of Preferred Stock are not discussed herein, and such holders are strongly encouraged to consult their own tax advisors regarding such tax consequences. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Purpose of the Offer; Certain Effects of the Offer.

        Purpose of the Offer.    As the Company strives to create shareholder value, we have determined to use up to $50 million of cash and borrowings to repurchase Shares in this Offer.

        We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares without the potential disruption to the Common Stock price.

        The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales.

        If we complete the Offer, holders of Common Stock who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. The Offer will reduce our "public float" (the number of shares of Common Stock owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our holders of Common Stock. These reductions may result in lower per share Common Stock prices and/or reduced liquidity in the trading market for our shares of Common Stock following completion of the Offer.

        Furthermore, Odd Lot Holders who hold shares of Common Stock registered in their names and tender their shares of Common Stock directly to the Depositary and whose shares of Common Stock are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their shares of Common Stock in transactions on the NASDAQ.

        We believe that the Offer is an efficient way to improve stockholder return. On August 3, 2017, our Board of Directors authorized a share repurchase program of up to $50 million (the "August 2017 Repurchase Program"). We repurchased 828,399 shares of Common Stock (excluding the shares of Common Stock purchased under that certain Securities Purchase Agreement, dated September 23, 2017, by and among the Company and Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC—Series A, and Coliseum School Bus Holdings, LLC) prior to substantially completing the August 2017 Repurchase Program. On June 12, 2018, our Board of Directors authorized an additional share repurchase program of up to $25 million (the "June 2018 Repurchase Program"). As of the date of this Offer to Purchase, we have repurchased 477,199 shares of Common Stock pursuant to the June 2018 Repurchase Program. On August 7, 2018, we announced the suspension of the June 2018 Repurchase Program. Following the completion or termination of the Offer, we intend to, from time to time, continue to repurchase Shares. The amount of Shares we buy and timing of any such repurchases depends on a number of factors, including the price of the shares of Common Stock, the availability of cash and/or financing on acceptable terms and blackout periods in which we are restricted from repurchasing Shares as well as any decision to use cash for other strategic objectives. Based on our experience, we currently believe we should be able to accomplish our additional repurchase goals through private block purchases and market transactions. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

        Certain Effects of the Offer.    If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These stockholders will also continue to bear the risks associated with owning the Shares. Holders of Common Stock may be able to sell non-tendered shares of Common Stock in the future on the NASDAQ or otherwise, at a net price significantly higher or lower than the Common Stock Offer Price. We can give no assurance, however, as to the price at which a stockholder may be able to sell his, her or its shares of Common Stock in the future.

        We anticipate that there will be a sufficient number of shares of Common Stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares of Common Stock. Based upon published guidelines of the NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares in the Offer will cause our remaining outstanding shares of Common Stock to be delisted from the NASDAQ. The shares of Common Stock are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares in the Offer will not result in the shares of Common Stock becoming eligible for deregistration under the Exchange Act.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

        We intend to retire the Shares we acquire pursuant to the Offer. Those Shares will return to the status of authorized and unissued shares and will be available to us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NASDAQ.

        Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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  any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us and our subsidiaries, taken as a whole;

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  any material change in our present dividend rate or policy, our indebtedness (but see Section 8 for a description of the First Amendment, the Credit Agreement and the Incremental Term Loan) or capitalization;

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  any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

  •
  any material change in our corporate structure or business;

  •
  any class of our equity securities becoming delisted from the NASDAQ, or ceasing to be authorized to be quoted on the NASDAQ;

  •
  any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program and the grant of Restricted Stock or stock options to employees in the ordinary course of business; or

  •
  any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

        Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Holders of shares of Common Stock tendering shares of Common Stock in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the shares of Common Stock resulting from such potential future events.

3.  Procedures for Tendering Shares.

        Proper Tender of shares of Common Stock.    For shares of Common Stock to be properly tendered pursuant to the Offer, the certificates for shares of Common Stock (or confirmation of receipt of shares of Common Stock pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Monday, October 15, 2018 by the Depositary at its address set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        In the alternative, the tendering holder of shares of Common Stock must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

        In accordance with Instruction 4 of the Letter of Transmittal, each holder of shares of Common Stock desiring to tender shares of Common Stock in the Offer must complete the section captioned "Number of Shares Tendered".

        Holders of Common Stock holding their shares of Common Stock through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares of Common Stock. Holders of Common Stock who hold shares of Common Stock through nominees are urged to consult their nominees to determine whether transaction costs may apply if holders of Common Stock tender shares of Common Stock through the nominees and not directly to the Depositary.

        If a certificate for shares of Common Stock is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for shares of Common Stock not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate(s) for shares of Common Stock must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate(s) of shares of Common Stock, with the signature guaranteed by an Eligible Institution.

        Payment for shares of Common Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  one of (a) certificate(s) for the shares of Common Stock or (b) a timely confirmation of the book-entry transfer of the shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility as described below;

  •
  one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        Signature Guarantees and Method of Delivery. No signature guarantee is required for the tender of shares of Common Stock if:

  •
  the Letter of Transmittal is signed by the registered holder of the shares of Common Stock (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares of Common Stock) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

  •
  shares of Common Stock are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        Odd Lot Holders who tender all of their shares of Common Stock must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

        Proper Tender of shares of Preferred Stock.    For shares of Preferred Stock to be properly tendered pursuant to the Offer, the confirmation of receipt of shares of Preferred Stock pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an "Agent's Message" (as defined below), and any other documents required by the Letter of Transmittal, must be received before 5:00 P.M., New York City time, on Monday, October 15, 2018 by the Depositary at its address set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

        In the alternative, the tendering holder of shares of Preferred Stock must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

        In accordance with Instruction 4 of the Letter of Transmittal, each holder of shares of Preferred Stock desiring to tender shares of Preferred Stock in the Offer must complete the section captioned "Number of Shares Tendered".

        Holders of Preferred Stock holding their shares of Preferred Stock through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares of Preferred Stock. Holders of Preferred Stock who hold shares of Preferred Stock through nominees are urged to consult their nominees to determine whether transaction costs may apply if holders of Preferred Stock tender shares of Preferred Stock through the nominees and not directly to the Depositary.

        Payment for shares of Preferred Stock tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

  •
  a timely confirmation of the book-entry transfer of the shares of Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility as described below;

  •
  one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent's Message (as defined below) in the case of a book-entry transfer; and

  •
  any other documents required by the Letter of Transmittal.

        Signature Guarantees and Method of Delivery. No signature guarantee is required for the tender of shares of Preferred Stock if:

  •
  the Letter of Transmittal is signed by the holder of the shares of Preferred Stock (as participants in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares of Preferred Stock) tendered and such holder has not completed either the section entitled "Special Payment Instructions" or the section entitled "Special Delivery Instructions" in the Letter of Transmittal; or

  •
  shares of Preferred Stock are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an "Eligible Institution." See Instruction 1 of the Letter of Transmittal.

        The method of delivery of all documents, including certificates for shares of Common Stock, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder of Shares. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

        All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares of Common Stock, must be made to the Depositary and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares (other than shares of Common Stock represented by certificates) for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares (other than shares of Common Stock represented by certificates) by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares (other than shares of Common Stock represented by certificates) into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares (other than shares of Common Stock represented by certificates) may be effected through a book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering holder of Shares must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares (other than shares of Common Stock represented by certificates) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

        Guaranteed Delivery.    If you wish to tender Shares in the Offer and either your certificates for shares of Common Stock are not immediately available or the procedures for book-entry transfer for shares of Common Stock or shares of Preferred Stock cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

  •
  your tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

  •
  the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of two NASDAQ trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) in the case of shares of Common Stock represented by certificates, the certificate(s) representing the shares of Common Stock being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) in the case of shares of Common Stock (other than the shares of Common Stock represented by certificates) and shares of Preferred Stock, confirmation of book-entry transfer of the Shares (other than shares of Common Stock represented by certificates) into the Depositary's account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent's Message.

        A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier, email transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Procedures for Preferred Stock.    As an alternative to the procedure described above for the tender of shares of Preferred Stock, holders of Preferred Stock may convert shares of Preferred Stock and tender the shares of Common Stock received upon conversion into the Offer. Shares of Preferred Stock must be converted sufficiently in advance of the Expiration Date in order to have time for the conversion to settle before the shares of Common Stock received upon conversion of the shares of Preferred Stock may be tendered. A conversion of shares of Preferred Stock cannot be revoked even if shares of Common Stock received upon the conversion thereof and tendered in the Offer are not purchased in the Offer for any reason.

        Procedures for Warrants.    We are not offering, as part of the Offer, to purchase any outstanding Warrants, and tenders of Warrants will not be accepted. Holders of Warrants may exercise Warrants and tender the shares of Common Stock received upon exercise into the Offer. Warrants must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the shares of Common Stock received upon exercise of the Warrants may be tendered. An exercise of a Warrant cannot be revoked even if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        Procedures for Stock Options.    We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise stock options and tender the shares of Common Stock received upon exercise into the Offer. Stock options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the shares of Common Stock received upon exercise of the stock options may be tendered. An exercise of a stock option cannot be revoked even if shares of Common Stock received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

        If you are a holder of vested but unexercised stock options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your stock options and the provisions for prorated purchases described in Section 1.

        Procedures for Restricted Shares.    We are not offering, as part of the Offer, to purchase unvested or deferred Restricted Stock, and tenders of such equity awards will not be accepted. However, if you are a holder of Restricted Stock, you may tender shares of Common Stock that you have acquired through vesting of Restricted Stock (or settlement of deferred Restricted Stock). This Offer will not result in the acceleration of vesting of any Restricted Stock.

        Return of Unpurchased Shares.    If any properly tendered Shares are not purchased in the Offer or are properly withdrawn before the Expiration Date, or if less than all shares of Common Stock evidenced by a stockholder's certificate(s) are tendered, we will credit the certificates of shares of Common Stock to book-entry for unpurchased shares of Common Stock promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

        Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.    All questions as to the number of Shares to be accepted, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

        Tendering Stockholder's Representation and Warranty; Our Acceptance Constitutes an Agreement.    It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a "net long position" equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

        A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to us that (1) the stockholder has a "net long position," within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

        A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

        All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

        Lost or Destroyed Certificates.    Shares of Preferred Stock are not certificated. Holders of Common Stock, however, whose certificates for part or all of their shares of Common Stock have been lost, destroyed or stolen may contact Continental Stock Transfer & Trust Company, the Depositary, and transfer agent for the Shares, at the toll-free number (917) 262-2384 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares of Common Stock that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares of Common Stock, together with a properly completed Letter of

Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

        Information Reporting and Backup Withholding.    Payments made to stockholders in the Offer may be reported to the Internal Revenue Service (the "IRS"). In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not "exempt" recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each stockholder who is a U.S. Holder (as defined in Section 13) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder's taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

        Certain "exempt" recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding requirements (though U.S. corporations may be required to submit an IRS Form W-9 to establish such exemption). For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder's exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

        United States Federal Withholding Tax on Payments to Non-U.S. Holders.    Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming such a reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI.

        A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate of withholding was applied.

        Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Shares that have not previously been accepted by us for payment may be withdrawn at any time after one minute after 11:59 P.M., New York City time, on November 9, 2018.

        For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the class and number of Shares to be withdrawn; and the name of the registered holder of the Shares. With respect to shares of Common Stock, if certificates for shares of Common Stock to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares of Common Stock to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares of Common Stock tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility's procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

        We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

        If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights in the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.  Purchase of Shares and Payment of Purchase Price.

        Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

  •
  accept for payment and pay for (and thereby purchase) Shares properly tendered and not properly withdrawn. We intend to purchase Shares having an aggregate value of $50 million and may increase the number of Shares (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) accepted for payment in the Offer by no more than 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis) without extending the Offer.

        For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to proration and "Odd Lot" priority as described in this Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

        Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

  (a)
  With respect to Common Stock,

  •
  either (i) certificate(s) for shares of Common Stock or (ii) a timely confirmation of a book-entry transfer of shares of Common Stock into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required.

  (b)
  With respect to Preferred Stock,

  •
  a timely confirmation of a book-entry transfer of shares of Preferred Stock into the Depositary's account at the Book-Entry Transfer Facility;

  •
  a properly completed and duly executed Letter of Transmittal or an Agent's Message in the case of book-entry transfer; and

  •
  any other documents required.

        We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all shares of Common Stock tendered and not purchased and certificates of shares of Common Stock not purchased due to proration, will be credited to book-entry with the Depositary, and, in the case of shares of Common Stock and Preferred Stock tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

        Under no circumstances will interest be paid on the applicable Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates for shares of Common Stock are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

6.  Conditions of the Offer.

        The Offer is conditioned on the consummation of the funding of the Incremental Term Loan contemplated by the First Amendment which provides for, among other things, the increase in size of (i) the Initial Term Facility (as defined in Section 8) by $50 million in the form of the Incremental Term Loan and (ii) the commitments in respect of the Initial Revolving Facility (as defined in Section 8) by $25 million (the "Financing Condition") and on certain other conditions listed below. In addition, notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

  •
  there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

  •
  make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

  •
  make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

  •
  delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

  •
  materially and adversely affect our or our subsidiaries' or our affiliates' business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

  •
  there has occurred any of the following:

  •
  any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

  •
  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

  •
  a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

    •
    a decrease of more than 10% in the market price of the shares of Common Stock or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies, in each case measured from the close of trading on September 13, 2018, the last trading day prior to the commencement of the Offer;

    •
    the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after September 14, 2018;

    •
    any material escalation of any war or armed hostilities which had commenced prior to September 14, 2018;

    •
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States

    •
    any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the shares of Common Stock; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  a tender or exchange offer for any or all of the shares of Common Stock (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

  •
  we learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of Common Stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 14, 2018);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 14, 2018, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 5% or more of the outstanding shares of Common Stock;

  •
  any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

  •
  any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

  •
  any change has occurred or is threatened in our or our subsidiaries' or affiliates' business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

  •
  any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

  •
  we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the shares of Common Stock to be held of record by fewer than 300 persons, or (2) cause the shares of Common Stock to be delisted from NASDAQ or to be eligible for deregistration under the Exchange Act.

        The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. We will also file an amendment to our Schedule TO upon satisfaction or waiver of the Financing Condition. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

7.  Price Range of Shares; Dividends.

        The shares of Common Stock are listed and trade on the NASDAQ under the trading symbol "BLBD." The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the shares of Common Stock on the NASDAQ:

	High	Low
2016:
First Quarter	$11.20	$10.14
Second Quarter	$10.85	$8.50
Third Quarter	$11.90	$9.95
Fourth Quarter	$15.07	$11.77
2017:
First Quarter	$17.35	$14.10
Second Quarter	$17.15	$15.50
Third Quarter	$19.35	$16.70
Fourth Quarter	$20.60	$16.95
2018:
First Quarter	$21.65	$17.95
Second Quarter	$24.00	$18.35
Third Quarter	$24.60	$18.75
Fourth Quarter (through September 13, 2018)	$23.50	$21.15

        The Company has not paid any dividends on the shares of Common Stock to date. It is our present intention to retain any earnings for use in our business operations and, accordingly we do not anticipate the board of directors declaring any dividends in the foreseeable future on the shares of Common Stock. In addition, certain of our loan agreements restrict the payment of dividends and the terms of the shares of Preferred Stock may from time to time prevent us from paying cash dividends on the shares of Common Stock.

        On September 13, 2018, the last full trading day before the commencement of the Offer, the last closing sale price of the shares of Common Stock on the NASDAQ was $23.25 per Share. Stockholders are urged to obtain current market quotations for the shares of Common Stock. The shares of Preferred Stock are not listed or traded on an exchange.

8.  Source and Amount of Funds.

        Assuming that the Offer is fully subscribed, the aggregate value of Shares purchased in the Offer will be $50 million. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $50 million.

        We intend to pay for the Shares with a combination of existing cash resources and additional term loan borrowings (the "Incremental Term Loan") under the Credit Agreement, dated as of December 12, 2016 (as amended by that certain First Amendment, dated as of September 13, 2018, by and among the Company, the Borrower (as defined below), Bank of Montreal, as Administrative Agent and the Lenders (as defined below) party thereto (the "First Amendment"), the "Amended Credit Agreement"), by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower (the "Borrower"), and Bank of Montreal, as Administrative Agent and an Issuing Bank, Fifth Third Bank, as Co-Syndication Agent and an Issuing Bank and Regions Bank, as Co-Syndication Agent, and certain other financial institutions from time to time party thereto (the "Lenders"). The First Amendment provides for, among other things, an aggregate lender commitment of $50 million in respect of the Incremental Term Loan which commitment will remain outstanding through October 31, 2018 and an aggregate lender commitment of $25 million in respect of additional revolving credit commitments (the "Incremental Revolving Commitment" and together with the Incremental Term Loan, the "Incremental Facilities"). The funding of the Incremental Term Loan is subject to the satisfaction of customary closing conditions, including the accuracy in all material respects of the representations and warranties under the Amended Credit Agreement and the absence of a default or event of default under the Amended Credit Agreement. BMO Capital Markets Corp. acted as Lead Arranger and Bookrunner for the Incremental Facilities.

        After giving effect to the First Amendment, the initial $160 million term loan facility (of which $148 million remains outstanding as of the date hereof, the "Initial Term Facility", and after giving effect to an increase of $50 million in the form of the Incremental Term Loan pursuant to the First Amendment, the "Term Facility") and the initial $75 million revolving credit facility (the "Initial Revolving Facility", and after giving effect to an increase of an additional $25 million of revolving credit commitments in the form of the Incremental Revolving Commitment pursuant to the First Amendment, the "Revolving Facility", and together with the Term Facility, the "Facilities") will each mature on September 13, 2023, which is the fifth anniversary of the effective date of the First Amendment. After giving effect to the First Amendment, the interest payable with respect to the Facilities (x) as of the date hereof, is as follows: (1) the spread over LIBOR is 2.25%; and (2) the spread over base rate is 1.25% and (y) commencing with the fiscal quarter ended on or about September 30, 2018, shall be determined in accordance with the amended pricing matrix set forth below based on the Company's Total Net Leverage Ratio (defined as the ratio of (a) consolidated net debt to (b) consolidated EBITDA (which includes certain add-backs that are not reflected in the definition of Adjusted EBITDA appearing in the Company's Annual Report on Form 10-K) at the end of each fiscal quarter for the consecutive four fiscal quarter period most recently then ending):

Level	Total Net Leverage Ratio	ABR Loans	Eurodollar Loans
I	Less than 2.00x	0.75%	1.75%
II	Greater than or equal to 2.00x and less than 2.50x	1.00%	2.00%
III	Greater than or equal to 2.50x and less than 3.00x	1.25%	2.25%
IV	Greater than or equal to 3.00x and less than 3.25x	1.50%	2.50%
V	Greater than or equal to 3.25x and less than 3.50x	1.75%	2.75%
VI	Greater than 3.50x	2.00%	3.00%

        The Amended Credit Agreement contains customary covenants and warranties including, among other things, an amended Total Net Leverage Ratio financial maintenance covenant which requires compliance as of the last day of each fiscal quarter with a maximum Total Net Leverage Ratio of 4.00x from the date of the First Amendment through the fiscal quarter ended on or about June 30, 2019, 3.75x from the fiscal quarter ended on or about September 30, 2019 through the fiscal quarter ended on or about September 30, 2021 and 3.50x thereafter. In addition, the negative covenants and restrictions in the Amended Credit Agreement include, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates (including management fees and compensation), dividends, distributions and other restricted payments (subject to certain exceptions, including an exception for the purchase of Shares pursuant to the Offer in an aggregate amount not to exceed $50 million), change in fiscal year, fundamental changes, amendments to and subordinated indebtedness, restrictive agreements, sale and leaseback transactions and certain permitted acquisitions.

        The obligations under the Amended Credit Agreement and the related loan documents (including without limitation, the borrowings under the Facilities (including the Incremental Term Loan) and obligations in respect of certain cash management and hedging obligations owing to the agents, the lenders or their affiliates), are, in each case, secured by a lien on and security interest in substantially all of the assets of the Company and its subsidiaries (including the Borrower), with certain exclusions as set forth in a Collateral Agreement entered into on December 12, 2016.

        The description of the Incremental Term Loan is qualified in its entirety by reference to the complete text of the First Amendment, which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the SEC on September 13, 2018 and is incorporated herein by reference.

9.  Certain Financial Information

        Historical Financial Information.    The Company incorporates by reference the financial statements and notes thereto included in Item 8 of the 2017 10-K and Item 1 of the June 2018 10-Q. You should refer to Section 10 for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

        Summary Historical Consolidated Financial Data.    The following table sets forth summary data from our consolidated balance sheet at June 30, 2018 and September 30, 2017 and our consolidated statement of operations for the nine months ended June 30, 2018 and July 1, 2017 and the years ended September 30, 2017 and October 1, 2016. Year-end financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of the 2017 10-K. Data as of and for the nine months ended June 30, 2018 and July 1, 2017 is derived from, and should be read in conjunction with, our unaudited consolidated financial statements and related notes filed as part of the June 2018 10-Q. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our financial position at such a date and operating results for such periods. Historical results are not necessarily indicative of the results of operations to be expected for the future periods, and interim results may not be indicative of results for the remainder of the year.

(in thousands except for share data)	June 30, 2018	September 30, 2017	October 1, 2016
BALANCE SHEET DATA
Total assets	$331,538	$295,816	$277,866
Long-term debt	137,797	143,224	140,366
Total stockholders' deficit	(44,477)	(58,510)	(86,974)
Book value per common share	(2.00)	(4.15)	(5.64)

	Nine Months Ended		Year Ended
(in thousands except for share data)	June 30, 2018	July 1, 2017	September 30, 2017	October 1, 2016
RESULTS OF OPERATIONS DATA
Net sales	$693,363	$677,915	$990,602	$932,010
Income before income taxes	9,594	17,986	37,350	9,827
Net income	15,888	14,257	28,801	6,900
Net income available to common stockholders	14,173	11,313	18,449	3,022
EARNINGS PER SHARE DATA
Basic earnings per share	$0.57	$0.49	$0.79	$0.14
Diluted earnings per share	0.55	0.46	0.74	0.14
Basic weighted average shares outstanding	24,677,838	23,101,685	23,343,772	21,252,616
Diluted weighted average shares outstanding	25,809,491	24,654,158	24,877,729	21,315,619
OTHER DATA
Ratio of earnings to fixed charges(1)	2.78	3.98	5.92	1.59

(1)
The ratio of earnings to fixed charges is computed by dividing: (i) income before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense, which includes amortization of finance charges, capitalized interest and an interest factor on operating leases that management believes is representative of the interest component (estimated to equal 1/3 of such operating lease expense, which is considered a reasonable approximation of the interest factor).

  Pro Forma Information

        The following unaudited pro forma consolidated financial information is derived from the historical financial statements of the Company, which the Company prepares in accordance with generally accepted accounting principles in the United States. The pro forma financial information presented below should be read in conjunction with our historical consolidated financial statements and accompanying notes thereto included in the 2017 10-K and the June 2018 10-Q.

        The unaudited pro forma balance sheet data assumes that the Transactions (as defined below) were completed on June 30, 2018 and the unaudited pro forma statement of operations data for the year ended September 30, 2017 and the nine months ended June 30, 2018 assumes that the Transactions were completed on October 1, 2016.

        The unaudited pro forma information gives effect to the following transactions (the "Transactions"):

  •
  the purchase by the Company of 1,785,714 shares of Common Stock for an aggregate purchase price of $50 million pursuant to the Offer (which assumes that the Offer is fully subscribed) funded by the cash proceeds from the borrowings under the Incremental Term Loan; and

  •
  borrowings by the Company of $50 million under the Incremental Term Loan to pay a portion of the cash proceeds of the Offer and related fees and expenses in connection with the Offer.

        This unaudited pro forma financial information is not intended to represent and may not necessarily be indicative of either our financial position or results of operations that would have been reported had the Transactions been completed on the terms and dates described above and should not be taken as representative of and is not necessarily indicative of our future financial condition or results of operations.

 BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED PRO FORMA BALANCE SHEETS
June 30, 2018
(Unaudited)

(in thousands except for share data)	As Reported		Transaction Adjustments	Pro Forma
Assets
Current assets
Cash and cash equivalents	$41,924	(1)	(2,000)	$39,924
Accounts receivable, net	22,569			22,569
Inventories	113,027			113,027
Other current assets	14,311			14,311

Total current assets	$191,831		(2,000)	$189,831

Property, plant and equipment, net	48,910			48,910
Goodwill	18,825			18,825
Intangible assets, net	55,974			55,974
Equity investment in affiliate	12,256			12,256
Deferred tax assets	3,220			3,220
Other assets	522			522

Total assets	$331,538		(2,000)	$329,538

Liabilities and Stockholders' Deficit				—
Current liabilities				—
Accounts payable	$132,864			$132,864
Warranty	8,139			8,139
Accrued expenses	17,214			17,214
Deferred warranty income	7,742			7,742
Other current liabilities	7,084			7,084
Current portion of long-term debt	8,000	(2)	1,275	9,275

Total current liabilities	$181,043		1,275	$182,318

Long-term liabilities
Long-term debt	$137,797	(3)	46,725	$184,522
Warranty	11,712			11,712
Deferred warranty income	14,259			14,259
Deferred tax liabilities	626			626
Other liabilities	5,359			5,359
Pension	25,219			25,219

Total long-term liabilities	$194,972		46,725	$241,697

Guarantees, commitments and contingencies
Stockholders' deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 93,000 issued with liquidation preference of $9,300	$9,300			$9,300
Common stock, $0.0001 par value, 100,000,000 shares authorized, 26,898,267 issued and outstanding	2	(4)	—	2
Additional paid-in capital	72,362	(4)	(50,000)	22,362
Accumulated deficit	(84,167)		—	(84,167)
Accumulated other comprehensive loss	(41,974)			(41,974)

Total stockholders' deficit	$(44,477)		(94,477)	$(138,954)

Total liabilities and stockholders' deficit	$331,538		(2,000)	$329,538

Other Data:
Book value per common share	$(2.00)			$(5.90)

(1)
Reflects the net impact of: (a) cash used to repurchase $50 million of aggregate value of the Shares pursuant to the Offer; and (b) estimated net cash proceeds from the Amended Credit Agreement of $48 million.

(2)
Reflects the incremental amounts due within one year of the pro forma balance sheet in accordance with the Amended Credit Agreement.

(3)
Reflects the carrying value of long-term debt adjusted for the Amended Credit Agreement, net of related debt issuance cost/ discount.

(4)
Reflects the $50 million to be paid in the Offer.

 BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
Nine Months Ended June 30, 2018
(Unaudited)

(in thousands except for share data)	As Reported		Transaction Adjustments	Pro Forma
Net sales	$693,363			$693,363
Cost of goods sold	614,074			614,074

Gross profit	$79,289			$79,289

Operating expenses				—
Selling, general and administrative expenses	65,609			65,609

Operating profit	$13,680			$13,680
Interest expense	(5,112	)(1)	(2,096)	(7,208)
Interest income	42			42
Other income, net	984			984
Loss on debt extinguishment	—			—

Income before income taxes	$9,594	(1)	(2,096)	$7,498
Income tax benefit	5,662	(1)	576	6,238
Equity in net income of non-consolidated affiliate	632			632

Net income	$15,888	(1)	(1,520)	$14,368

Earnings per share:
Net income (from above)	$15,888	(1)	(1,520)	$14,368
Less: preferred stock dividends	1,715			1,715

Net income available to common stockholders	$14,173	(1)	(1,520)	$12,653

Basic weighted average shares outstanding	24,677,838	(2)	(1,785,714)	22,892,124
Diluted weighted average shares outstanding	25,809,491	(2)	(1,785,714)	24,023,777
Basic earnings per share	$0.57	(2)	(0.02)	$0.55
Diluted earnings per share	$0.55	(2)	(0.02)	$0.53
Other Data:
Ratio of earnings to fixed charges	2.78	(3)	(0.77)	2.01

(1)
Reflects the additional interest expense and related tax impacts related to the Amended Credit Agreement and additional borrowing of $50 million to fund the Offer.

(2)
Reflects the net impacts of: (a) a reduction in net income as a result of increased interest expense discussed above; and (b) the reduction in weighted average shares outstanding as a result of the 1,785,714 Shares repurchased in the Offer.

(3)
The ratio of earnings to fixed charges is computed by dividing: (i) income before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense, which includes amortization of finance charges, capitalized interest and an interest factor on operating leases that management believes is representative of the interest component (estimated to equal 1/3 of such operating lease expense, which is considered a reasonable approximation of the interest factor). The pro forma adjustments to the Ratio of Fixed Earnings to Fixed reflect the additional interest expense from the Amended Credit Agreement.

 BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED PRO FORMA STATEMENTS OF OPERATIONS
Fiscal Year Ended September 30, 2017
(Unaudited)

(in thousands except for share data)	As Reported		Transaction Adjustments	Pro Forma
Net sales	$990,602			$990,602
Cost of goods sold	863,234			863,234

Gross profit	$127,368			$127,368

Operating expenses				—
Selling, general and administrative expenses	72,831			72,831

Operating profit	$54,537			$54,537
Interest expense	(7,251	)(1)	(2,793)	(10,044)
Interest income	140			140
Other income, net	66			66
Loss on debt extinguishment	(10,142)			(10,142)

Income before income taxes	$37,350	(1)	(2,793)	$34,557
Income tax expense	(11,856	)(1)	1,045	(10,811)
Equity in net income of non-consolidated affiliate	3,307			3,307

Net income	$28,801	(1)	(1,748)	$27,053

Earnings per share:
Net income (from above)	$28,801	(1)	(1,748)	$27,053
Less: preferred stock dividends	4,261			4,261
Less: preferred stock repurchase	6,091			6,091

Net income available to common stockholders	$18,449	(1)	(1,748)	$16,701

Basic weighted average shares outstanding	23,343,772	(2)	(1,785,714)	21,558,058
Diluted weighted average shares outstanding	24,877,729	(2)	(1,785,714)	23,092,015
Basic earnings per share	$0.79	(2)	(0.02)	$0.77
Diluted earnings per share	$0.74	(2)	(0.02)	$0.72
Other Data:
Ratio of earnings to fixed charges	5.92	(3)	(1.59)	4.33

(1)
Reflects the additional interest expense and related tax impacts related to the Amended Credit Agreement and additional borrowing of $50 million to fund the Offer.

(2)
Reflects the net impacts of: (a) a reduction in net income as a result of increased interest expense discussed above; and (b) the reduction in weighted average shares outstanding as a result of the 1,785,714 Shares repurchased in the Offer.

(3)
The ratio of earnings to fixed charges is computed by dividing: (i) income before income taxes plus fixed charges by (ii) fixed charges. Fixed charges consist of interest expense, which includes amortization of finance charges, capitalized interest and an interest factor on operating leases that management believes is representative of the interest component (estimated to equal 1/3 of such operating lease expense, which is considered a reasonable approximation of the interest factor). The pro forma adjustments to the Ratio of Fixed Earnings to Fixed Charges reflect the additional interest expense from the Amended Credit Agreement.

10.  Certain Information Concerning Us.

        General.    The Company is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. The Company's longevity and reputation in the school bus industry have made it an iconic American brand. The Company distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, the Company is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, the Company is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. The Company manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from The Company's parts distribution center located in Delaware, Ohio.

        Our principal executive offices are located at 3920 Arkwright Road, Suite 200, Macon, Georgia, 31210 and our telephone number is (478) 822-2801. Our website is located at www.blue-bird.com. Information contained on our website is not a part of the Offer.

        Availability of Reports and Other Information.    We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.

        These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC's customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

        Incorporation by Reference.    The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

SEC Filings	Date Filed
Current Report on Form 8-K	September 13, 2018
Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018	August 8, 2018
Current Report on Form 8-K	August 8, 2018
Definitive Proxy Statement for our 2017 annual meeting of shareholders	January 26, 2018
Annual Report on Form 10-K for the fiscal year ended September 30, 2017	December 8, 2017

        Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

        You can obtain any of the documents incorporated by reference in this document from us or from the SEC's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive office located at 3920 Arkwright Road, Suite 200, Macon, Georgia, 31210. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.blue-bird.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.  Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Beneficial Ownership.    As of September 12, 2018, we had 27,035,887 issued and outstanding shares of Common Stock and 93,000 issued and outstanding shares of Preferred Stock (convertible into 802,757 shares of Common Stock as of the date of this Offer). We are offering to purchase up to $50 million in aggregate value of Shares. At a Purchase Price of $28.00 per share of Common Stock, we could purchase 1,785,714 shares of Common Stock if the Offer is fully subscribed, which would represent approximately 6.6% of the issued and outstanding shares of Common Stock as of September 12, 2018.

        As of September 14, 2018, our directors and executive officers as a group (12 persons) beneficially owned, as defined in accordance with the rules of the SEC, an aggregate of approximately 981,760 shares of Common Stock (including Shares that such persons had the right to purchase within 60 days of September 12, 2018 pursuant to outstanding options and share unit balances for each such person), representing approximately 3.6% of the total issued and outstanding Shares (including the Shares and share units referred to in the preceding parenthetical).

        Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders.

        The following table sets forth certain information with respect to the beneficial ownership of our shares of Common Stock by (i) each of our directors, (ii) each of our named executive officers and (iii) all directors and executive officers as a group. The address of each of our directors and executive officers is care of Blue Bird Corporation, 3920 Arkwright Road, Suite 200, Macon, Georgia, 31210. We based the share amounts on each person's beneficial ownership of our shares of Common Stock as of September 12, 2018. The number of shares of Common Stock beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock as to which the individual has either sole or shared voting power or investment power and also any shares of Common Stock that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares of Common Stock set forth in following table:

Name of Beneficial Owner	Amount of shares of Common Stock	Percent of Class (%)
Directors and Executive Officers
Phil Horlock(1)	708,471	2.6%
Phil Tighe(2)	106,301	*
Mark Terry(3)	36,297	*
Thomas A. Roberts(4)	48,446	*
Paul Yousif(5)	23,779	*
Gurminder S. Bedi	14,539	*
Chan W. Galbato	19,282	*
Douglas Grimm	5,053	*
Daniel J. Hennessy	5,053	*
Kevin S. Penn	—	—
Michael E. Sand	—	—
Alan H. Schumacher	14,539	*
All directors and executive officers as a group(6) (12 persons)	981,760	3.6%

(1)
Includes 452,138 shares subject to presently exercisable stock options.

(2)
Includes 6,860 shares subject to presently exercisable stock options.

(3)
Includes 5,416 shares subject to presently exercisable stock options.

(4)
Includes 5,416 shares subject to presently exercisable stock options.

(5)
Includes 4,137 shares subject to presently exercisable stock options.

(6)
Consists of shares beneficially owned. Also includes 473,967 shares subject to presently exercisable stock options.

        The following table presents the ownership of the only persons known by us as of September 12, 2018 to beneficially own more than 5% of our shares of Common Stock, as of the filing dates and based upon statements on Schedule 13D/13F/13G/13H filed by such persons with the SEC.

Name and Address of Beneficial Owner	Last Schedule 13D/13G/13H Filed On	Amount of Shares of Common Stock Beneficially Owned	Percent of Class
ASP BB Holdings LLC(1) American Securities LLC 299 Park Avenue, 34th Floor New York, NY 10171	9/19/2016	12,000,000	44.4%
Osterweis Capital Management, LLC(2) One Maritime Plaza STE 800 San Francisco, CA 94111	3/5/2018	2,667,226	9.9%
SEB Group Kungstradgardsgatan 8 Stockholm, V7 106 40	8/14/2018	1,579,366	5.8%
T. Rowe Price Group 100 East Pratt Street Baltimore, MD 21202	2/14/2018	1,495,352	5.5%
Spitfire Capital LLC(3) 222 Front Street, Suite 401 San Francisco, CA 94111	2/12/2016	1,474,301	5.5%

(1)
ASP BB Holdings LLC is the direct owner of these shares, and possesses the sole power to vote and the sole power to direct the disposition of the securities of our Company.

(2)
Comprised of approximately 2,667,226 shares of Common Stock issuable upon conversion of 309,000 shares of converted Series A Convertible Preferred Stock, convertible at the rate of 8.6318 shares of Common Stock per 1 share of Series A Convertible Preferred Stock. The reporting person also holds an additional 91,000 shares of Series A Convertible Preferred Stock, however, the Series A Convertible Preferred Stock is subject to a beneficial ownership limitation which requires 65 days' notice before a beneficial owner of such Series A Convertible Preferred Stock may convert its holdings into Common Stock to the extent that such beneficial owner would beneficially own in excess of 9.99% of the outstanding Common Stock after giving effect to the conversion. Per the June 2018 10-Q, on April 24, 2018, the Company exercised its right to convert the maximum allowable number of outstanding shares of the 7.625% Preferred Stock into shares of Common Stock. The conversion was subject to a beneficial ownership limitation, which prohibits the Company from effecting a conversion of Preferred Stock to the extent that, after giving effect to such conversion, the holder of the Preferred Stock would beneficially own in excess of 9.99% of the outstanding Common Stock. As a result of this conversion, a total of 307,000 shares of Series A Preferred Stock were converted into 2,649,962 shares of common stock based on the conversion rate of 8.6318 shares of Common Stock for each share of Series A Preferred Stock being converted.

(3)
Based upon a Schedule 13F filed by the reporting person in November 2017. As disclosed in a Schedule 13D filed by the reporting persons, The Spitfire Fund L.P. ("Spitfire"), The Spitfire Qualified Fund L.P. ("Spitfire QF"), Saunwin Domestic Equities Fund LLC ("Saunwin") and ABA Stocks LLC ("ABA Stocks") own shares of Common Stock. Spitfire Capital LLC ("Spitfire Capital") is the investment manager of Spitfire and Spitfire QF as well as the investment manager of separate investment accounts maintained by each of Saunwin and ABA Stocks in which such entities' respective shares are held. As a result of the foregoing, Spitfire Capital possesses the power to vote and dispose or direct the disposition of all Common Stock owned by Spitfire, Spitfire QF, Saunwin and ABA Stocks.

        Securities Transactions.    Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof, except for the following transactions:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares	Disposition or Grant Price as Applicable
Daniel J Hennessy	8/28/2018	Exercise or conversion of derivative security exempted pursuant to Rule 16b-3	43,652	$11.50
Daniel J Hennessy	8/30/2018	Open market or private sale of non-derivative or derivative security	8,031	$22.91
Daniel J Hennessy	8/31/2018	Open market or private sale of non-derivative or derivative security	17,220	$22.87
Daniel J Hennessy	9/4/2018	Open market or private sale of non-derivative or derivative security	27,887	$22.84

  Arrangements Concerning the Shares.

        In fiscal 2015, we adopted the Omnibus Equity Incentive Plan (the "Omnibus Equity Incentive Plan" or "Plan"). The Plan is administered by the Compensation Committee of our Board of Directors. Under the Plan, the Committee may grant awards for the issuance up to an aggregate of 3,700,000 shares of Common Stock in the form of non-qualified stock options, incentive stock options, stock appreciation rights (collectively, "SARs" and each individually a "SAR"), Restricted Stock, performance shares, performance units, incentive bonus awards, other cash-based awards and other stock-based awards. The exercise price of a share of Common Stock subject to a stock option may not be less than 100% of the fair market value of a share of the Company's shares of Common Stock with respect to the grant date of such stock option. In fiscal years prior to 2015, we had not granted any stock options or other stock-settled awards. No portion of the options shall vest and become exercisable after the date on which the Optionee's service with the Company and its subsidiaries terminates. The vesting of all unvested shares of Common Stock subject to an option will automatically be accelerated in connection with a "Change in Control," as defined in the Plan. New shares of Common Stock are issued upon stock option exercises, or at the time of vesting for restricted stock.

        Stock-based payments to employees, including grants of stock options and Restricted Stock are recognized in the financial statements based on their fair value. The fair value of each stock option award on the grant date is estimated using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield, expected stock price volatility, weighted-average risk-free interest rate and weighted average expected term of the options. The volatility assumption used in the Black-Scholes option-pricing model is based on peer group volatility because we do not have a sufficient trading history as a stand-alone public company. Because we do not have sufficient history with respect to stock option activity and post-vesting cancellations, the expected term assumption is based on the simplified method under GAAP, which is based on the vesting period and contractual term for each vesting tranche of awards. The mid-point between the vesting date and the expiration date is used as the expected term under this method. The risk-free interest rate used in the Black-Scholes model is based on the implied yield curve available on U.S. Treasury zero-coupon issues at the date of grant with a remaining term equal to the Company's expected term assumption. The Company has never declared or paid a cash dividend on shares of Common Stock. Restricted Stock is valued based on the intrinsic value of the difference between the exercise price, if any, of the award and the fair market value of shares of Common Stock on the grant date. We expense any award with graded-vesting features using a straight-line attribution method.

Share Repurchase Program.

        On August 7, 2018, our Board of Directors authorized a share repurchase program of up to $50 million, which is being effected through this Offer. On August 3, 2017, our Board of Directors authorized the August 2017 Repurchase Program. We repurchased 828,399 shares of Common Stock (excluding the shares of Common Stock purchased under that certain Securities Purchase Agreement, dated September 23, 2017, by and among the Company and Coliseum Capital Partners, L.P., Coliseum Capital Partners II, L.P., Blackwell Partners, LLC—Series A, and Coliseum School Bus Holdings, LLC) prior to substantially completing the August 2017 Repurchase Program. On June 12, 2018, our Board of Directors authorized the June 2018 Repurchase Program. As of the date of this Offer to Purchase, we have repurchased 477,199 shares of Common Stock pursuant to the June 2018 Repurchase Program. On August 7, 2018, we announced the suspension of the June 2018 Repurchase Program.

        The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

        Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.  Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 6 have or have not occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 6.

13.  Certain United States Federal Income Tax Consequences.

        The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers, dealers or traders in securities or commodities, traders who elect to apply a mark-to-market method of accounting, insurance companies, regulated investment companies, real estate investment trusts, "S" corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, qualified foreign pension funds, persons who hold Shares as a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Shares as compensation, including upon the exercise of employee stock options, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Shares acquired pursuant to employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.

        As used herein, the term "U.S. Holder" means a beneficial owner of shares of Common Stock that for United States federal income tax purposes is:

  •
  an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "United States persons" within the meaning of Section 7701(a)(30) of the Code have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996 and it has elected to continue to be treated as a United States person.

        As used herein, the term "non-U.S. Holder" means a beneficial owner of shares of Common Stock that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for United States federal income tax purposes).

        If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of Common

Stock, and each partner in such partnership, is urged to consult its tax advisor regarding the tax consequences of participating in the Offer.

        Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.

        THE UNITED STATES FEDERAL INCOME AND OTHER TAX CONSEQUENCES TO HOLDERS OR BENEFICIAL OWNERS OF SHARES OF PREFERRED STOCK PARTICIPATING IN THE OFFER WITH RESPECT TO SUCH SHARES OF PREFERRED STOCK ARE NOT DISCUSSED HEREIN AND SUCH HOLDERS OR BENEFICIAL OWNERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING SUCH TAX CONSEQUENCES.

        Non-Participation in the Offer.    The Offer will generally have no United States federal income tax consequences to stockholders that do not tender any shares of Common Stock in the Offer.

Consequences of the Offer to U.S. Holders.

        Characterization of the Purchase—Distribution vs. Sale Treatment.    The exchange of shares of Common Stock for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder's particular circumstances, either as recognizing gain or loss from the disposition of the shares of Common Stock or as receiving a distribution from us as described in more detail below.

        Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares of Common Stock for cash if the exchange: (a) results in a "complete termination" of all such U.S. Holder's equity interest in the Company, (b) results in a "substantially disproportionate" redemption with respect to such U.S. Holder, or (c) is "not essentially equivalent to a dividend" with respect to the U.S. Holder (together, the "Section 302 tests"). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares of Common Stock owned by certain family members (except that in the case of a "complete termination" a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares of Common Stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares of Common Stock for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares of Common Stock owned by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the percentage of the shares of Common Stock owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of shares of Common Stock for cash fails to satisfy the "substantially disproportionate" test, the U.S. Holder nonetheless may satisfy the "not essentially equivalent to a dividend" test. An exchange of shares of Common Stock for cash will generally satisfy the "not essentially equivalent to a dividend" test if it results in a "meaningful reduction" of the U.S. Holder's equity interest in the Company. An exchange of shares of Common Stock for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company's management should generally be treated as "not essentially equivalent to a dividend." U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

        We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares of Common Stock (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the shares of Common Stock actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such shares of Common Stock may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder's Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein.

        Sale or Exchange Treatment.    If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the "sale or exchange" of the shares of Common Stock for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder's tax basis in the shares of Common Stock exchanged therefor. Generally, a U.S. Holder's tax basis in the shares of Common Stock will be equal to the cost of the shares of Common Stock to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares of Common Stock exceeds one year as of the date of the exchange. Long-term capital gain is subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares of Common Stock (generally, shares of Common Stock acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of shares of Common Stock it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its shares of Common Stock are tendered.

        Distribution Treatment.    If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the "sale or exchange" of shares of Common Stock for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder's Shares. The distribution will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits allocable to such shares of Common Stock. Such a dividend would be includible in income without reduction for the U.S. Holder's tax basis in the shares of Common Stock exchanged. Dividends are taxable at a maximum rate of 20% for non-corporate U.S. Holders (including individuals) if certain holding period, at risk and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder's allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder's shares of Common Stock, and any amounts in excess of the U.S. Holder's tax basis will constitute capital gain. Any remaining tax basis in the shares of Common Stock tendered will be transferred to any remaining shares held by such U.S. Holder.

        To the extent that cash received in exchange for shares of Common Stock is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain holding period, at risk and other requirements and limitations) and (ii) it generally may be subject to the "extraordinary dividend" provisions of the Code (which could cause a reduction in the tax basis of such U.S. Holder's shares of Common Stock and cause such U.S. Holder to recognize capital gain). Corporate U.S. Holders are urged to consult their tax advisors concerning the availability of the dividends-received deduction and the application of the "extraordinary dividend" provisions of the Code in their particular circumstances.

Consequences of the Offer to Non-U.S. Holders.

        Sale or Exchange Treatment.    Gain realized by a non-U.S. Holder on a sale of shares of Common Stock for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a "sale or exchange" under the Section 302 tests described above under "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment" unless:

  •
  the gain is effectively connected with the non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

  •
  the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

  •
  our shares of Common Stock constitute "United States real property interests" by reason of our status as a United States real property holding corporation ("USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder's holding period for our shares of Common Stock.

        A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

        A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.

        With respect to the third bullet point above, we believe that we are not currently a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our shares of Common Stock are regularly traded on an established securities market, the shares of Common Stock will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our shares of Common Stock at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder's holding period for such shares of Common Stock. If gain on the disposition of shares of Common Stock were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

        Distribution Treatment.    If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a "sale or exchange" of shares of Common Stock for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder's shares of Common Stock. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under "Consequences of the Offer to U.S. Holders—Distribution Treatment." Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S.

Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

        Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder's gross income. In addition, a non-U.S. Holder that is a corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

        Withholding For Non-U.S. Holders.    Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent non-U.S. Holders tender shares of Common Stock held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders are urged to consult such United States broker or other nominee and their tax advisors to determine the particular withholding procedures that will be applicable to them.

        A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above under "Consequences of the Offer to U.S. Holders—Characterization of the Purchase—Distribution vs. Sale Treatment" or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

        Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws and treaties.

        Information Reporting and Backup Withholding.    Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not "exempt" recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder's taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.

        Certain "exempt" recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements (though U.S. corporations may be required to submit an IRS Form W-9 to establish such exemption). For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder's exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov). A disregarded domestic entity that has a regarded foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.

        Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

        FATCA.    Under Sections 1471 through 1474 of the Code, commonly referred to as "FATCA," and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to "foreign financial institutions" (which is broadly defined for this purpose and in general includes investment vehicles) and certain other foreign entities unless various United States information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been met, or an exemption applies (typically certified as to by the delivery of a properly completed IRS W-8BEN-E). Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders are urged to consult their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

        Stockholders are urged to consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.

14.  Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares.

        We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

        Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  •
  we increase or decrease the price to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares purchasable in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of shares accepted for payment in the Offer increases by more than 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis), and

  •
  the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one minute after 11:59 P.M., New York City time.

        If we increase the value of Shares purchased in the Offer such that the additional amount of shares accepted for payment in the Offer does not exceed 2% of the outstanding shares of Common Stock (including shares of Preferred Stock on an as if converted to shares of Common Stock basis), this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.

15.  Fees and Expenses.

        We have retained D.F. King & Co., Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, e-mail, telephone and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 6 in the Letter of Transmittal.

16.  Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Depositary or the Information Agent.

        OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE

OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.

Blue Bird Corporation

September 14, 2018

        The Letter of Transmittal and, with respect to Common Stock, certificates for shares of Common Stock, and any other required documents should be sent or delivered by each stockholder or the stockholder's broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares of Common Stock to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or By Express or Overnight Courier:
Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004

        Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks & Brokers Call: (212) 269-5550
All Others Call Toll-Free: (877) 896-3192
Email: BLBD@dfking.com